UNITED STATES
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Sun-Times Media Group, Inc.

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On January 7, 2009, Sun-Times Media Group, Inc. issued the following press release.
Contact: Tammy Chase (312) 321-3230 or tchase@suntimes.com
SUN-TIMES MEDIA GROUP BOARD OF DIRECTORS
URGES STOCKHOLDERS TO REJECT DISSIDENT STOCKHOLDER PROPOSAL
CHICAGO, January 7, 2009 — Sun-Times Media Group, Inc. (Pink Sheets: SUTM) today released the following letter from the Company’s Board of Directors to the Company’s stockholders:
Sun-Times Media Group, Inc.
350 North Orleans Street, 10-S
Chicago, Illinois 60654
January 7, 2009
Dear Sun-Times Media Group Stockholder:
          For more than two months, your Company has operated under a cloud of uncertainty created by the ill-conceived efforts of Davidson Kempner Capital Management LLC to replace the existing, well-qualified Board of Sun-Times Media Group, Inc. with its proposed hand-picked slate of directors. Now, as three directors have agreed to delay temporarily their planned departure from the Board until qualified replacements can be recruited, Davidson Kempner has accused your Board of seeking to “further entrench” itself. DK’s accusation ignores reality and insults your intelligence.
          The three directors in question had already publicly announced their intentions to step down from the board not later than December 31, 2008. They have agreed to stay on only so that the board can be properly restructured one way or the other. DK’s accusation of entrenchment is a willful and irresponsible distortion of the truth.
          Consider the facts:
•	Last November, we announced an expedited process to restructure your Board and invited DK and its nominees to join in that effort. Davidson Kempner instead chose to subvert that process and to impose on all stockholders a group of individuals with no apparent understanding of either your Company or the markets in which Sun-Times Media Group publications operate.

•	DK has rejected reasonable compromise proposals that, subject to customary vetting, would have placed each of the current DK nominees on the Board immediately, without the need for a costly consent solicitation, together with a small contingent of existing directors with continuing knowledge of the Company and its markets.

•	DK has refused to permit your Board’s nominating and governance committee to meet with or collect information from the Davidson Kempner nominees to evaluate their independence and other qualifications.

•	DK’s self-imposed goal of December 19, 2008 for completing its solicitation has come and gone, fostering uncertainly both within the Company and in the markets.

•	Despite waging a long and unnecessary proxy campaign — the costs of which DK has stated it will seek to impose on the Company — DK continues to offer no concrete proposals for addressing the challenges facing the Company.

•	Through it all, the DK nominees have remained silent, content to let DK do the talking, with no apparent ideas or plans of their own.
In contrast, your Board of Directors has set for Management an ambitious and concrete plan to reduce costs by more than $50 million with the overarching objective of achieving cash flow neutrality in the next 12 to 24 months. This is in addition to the $50 million in cost reductions achieved in 2008. Based on the direction from your Board, Management has embarked on a multi-pronged exercise to reduce costs and enhance revenues throughout the Company. Management has presented recommendations to the Board to modify its business model, build strong digital channels to its readers and viewers, and prepare the Company to compete effectively in the markets of the future. These efforts are based on a deep and thorough understanding of the Company’s businesses and markets. Implementation of the plan is well under way.
At each stage of this process, your directors have remained steadfast in our focus on the long-term interests of our Company and our communities, not in the preservation of our own positions. Should DK’s solicitation be unsuccessful, your Board’s plan to restructure itself will go forward as previously announced. This Board is prepared to accept the decision of stockholders, whatever that decision may be. However, stockholders deserve to have the facts and to make an informed decision.
Please discard any WHITE consent card you receive from Davidson Kempner. If you have already returned the WHITE card, you have every right to revoke your consent.
Please sign, date and return the BLUE card that you have received from the Company, supporting your experienced Board of Directors, who have a real plan to address the challenges facing our Company.
Thank you for your support,
The Board of Directors of
Sun-Times Media Group, Inc.
About Sun-Times Media Group
Sun-Times Media Group is dedicated to being the premier source of local news and information for the greater Chicago area. Its media properties include the Chicago Sun-Times and Suntimes.com as well as newspapers and Web sites serving more than 200 communities throughout the Chicago area. Further information can be found at http://www.thesuntimesgroup.com.
Cautionary Statement on Forward-Looking Statements
Certain statements made in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “project,” “will be,” “will continue,” “will likely result” or similar words or phrases. Forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by Sun-Times Media Group with the Securities and Exchange Commission, including in its Forms 10-K and 10-Q. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can it assess the impact of all such risk factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results.
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